Exhibit 16.1

[Weinberg & Company, PA
Certified Public Accountants Letterhead]
November 12, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: FORM 8-K/A
COMMISSION FILE REF. NO. 0-23532

We have read the statements that we understand Sanswire Corp. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Weinberg & Company, PA

Weinberg & Company, PA
Certified Public Accountants